UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

THE EMPIRE DISTRICT ELECTRIC COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by The Empire District Electric Company

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

Subject Company: The Empire District Electric Company

Commission File No.: 1-3368

On March 16, 2016, The Empire District Electric Company filed its application for approval of the proposed merger announced by The Empire District Electric Company on February 9, 2016 by:

•                  the Arkansas Public Service Commission (“APSC”), Docket No. 16-013-U.  The APSC application can be found at www.arkansas.gov/psc;

•                  the Kansas Corporation Commission (the “KCC”), Docket No. not yet assigned.  The KCC application, when assigned, can be found at www.kcc.state.ks.us;

•                  the Missouri Public Service Commission (the “MPSC”), File No. EM-2016-0213.  The MPSC application can be found at psc.mo.gov;

•                  the Oklahoma Corporation Commission (“OCC”), Cause No. PUD 201600098. The OCC application can be found at www.occ.state.ok.us; and

•                  the Federal Energy Regulatory Commission (“FERC”), Docket No. EC16-88.  The FERC application can be found at www.ferc.gov.

In addition, The Empire District Electric Company will make other regulatory filings in support of the proposed merger, including with the Antitrust Division of the Department of Justice, the Federal Trade Commission, the Federal Communications Commission, and the Committee on Foreign Investment in the United States.

Also on March 16, 2016, The Empire District Electric Company gave the following presentation to the KCC:

1 Liberty Utilities Acquisition of Empire District Electric Co. Ian Robertson, David Pasieka, Peter Eichler, Chris Krygier, Kelly Walters and Scott Keith March 2016

Introductory Remarks Acquisition Background, Highlights and Rationale Strategic Fit Commitments and Benefits Next Steps 2 Agenda

3 Introductions Ian Robertson CEO, Algonquin Power & Utilities Corp David Pasieka President, Liberty Utilities Peter Eichler Vice President, Strategic Planning Liberty Utilities Christopher Krygier Director, Regulatory & Government Affairs Liberty Utilities (Midstates) Kelly Walters COO, Empire District Scott Keith Director, Regulatory Affairs Empire District

4 Algonquin Power & Utilities Corp. Overview

Started in utility business over 15 years ago Long term owner of electric, natural gas, water and wastewater utilities 5 Liberty Utilities – A growing utility operator

Local, responsive and caring Take pride in operating and being part of small, local communities. Local leadership teams Walk in centers so customers can make payments Committed and proven track record of delivering safe, reliable service Safety of our most important assets, our people 6 Liberty Utilities Operating Philosophy

Established in 1909 Operations in four states: MO, KS, OK, AR and FERC 170,000 Electric customers 8,100 miles of line (transmission & distribution) 1,377 megawatts generating capacity Service center in Baxter Springs, KS 44,000 Natural Gas customers Fiber Optic & Water Service 750 employees Empire District Overview 7 FERC , 4.2% Missouri , 85.9% Kansas , 4.6% Arkansas , 2.6% Oklahoma , 2.7% 2014 On - System Electric Revenues by Jurisdiction

Announced February 9, 2016 Combines Empire’s 4 state operations with Liberty Utilities Missouri, Iowa, Illinois, Arkansas and Texas operations Increased customer count from 217,000 to 330,000 800,000 customers across the United States Current CEO, Brad Beecher, to remain and lead new region Retain all employees and management team Long-term combination results in significant benefits for both organizations 8 Acquisition Highlights

Efficacy of Scale Increased Management Capability Enhanced regional senior leadership support Regional Board of Directors Enhanced financial capabilities Maintains jobs Seamless transition 9 Acquisition Rationale

Cultural Alignment Local, Responsive and Caring Delivery of safe, reliable service Safety Geography Missouri / Arkansas Kansas / Oklahoma Talent Talented management team Expanded responsibilities 10 Liberty Utilities and Empire Strategic Fit

11 Key Commitments No impact to customer rates resulting from the acquisition Retain EDE Management Team and Employees Expand responsibilities for EDE Management Team in new Central Region Retain Joplin Headquarters Retain Empire Brand Forgo recovery of acquisition premium and transaction costs in rates Maintain or enhance EDE service and reliability levels Access to books and records “ We have found a partner who shares our same values, is dedicated to continuing to serve our customers and communities at a high level, and is committed to maintaining the strong working relationships we have developed with our regulatory agencies.” Brad Beecher, February 9, 2016

12 Business as usual in Kansas, no impact on day-to-day operations File Application on March 15, 2016 with goal to receive approval by end of 2016 We look forward to working together with the KCC and Kansas stakeholders Next Steps

Additional Information and Where to Find It

The proposed transaction will be submitted to shareholders of Empire for their consideration.  In connection with the transaction, Empire will file a proxy statement and other materials with the U.S. Securities and Exchange Commission (the SEC). This communication is not a substitute for the proxy statement or any other document that Empire may send to its shareholders in connection with the proposed transaction. EMPIRE SHAREHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT FOR THE PROPOSED TRANSACTION WHEN IT IS FILED, AND ANY AMENDMENT OR SUPPLEMENT THERETO THAT MAY BE FILED, WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT EMPIRE AND THE TRANSACTION. All such documents, when filed, are available free of charge at the SEC’s website at www.sec.gov, at Empire’s website at www.empiredistrict.com or by sending a written request to Corporate Secretary, The Empire District Electric Company, 602 S. Joplin Avenue, Joplin, Missouri 64801.

Participants in the Solicitation

Empire and its directors and executive officers are deemed to be participants in any solicitation of Empire shareholders in connection with the proposed transaction. Information about Empire directors and executive officers is available in Empire’s definitive proxy statement, filed on March 16, 2016, in connection with its 2016 annual meeting of shareholders, and  in Empire’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.